Exhibit 3.1

ARTICLE VII

CERTIFICATES OF STOCK

Section 7.1 Stock Certificates. Shares of stock in the Corporation may be certificated or uncertificated. If uncertificated, such shares shall be in book entry form or such form as to allow the shares to be eligible for listing on the Depository Trust Company’s Direct Registration System. If such shares are certificated, the certificate shall be signed by, or in the name of the Corporation by, the Chairman of the Board of Directors, or the President or a Vice President and the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by him in the Corporation.

Section 7.2 Facsimile Signatures. If shares of stock are certificated, any of or all the signatures on the certificate may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.